Exhibit 16.1

15 December 2010

U.S. Securities and Exchange Commission

100 F Street NE

Washington D.C. 20549

Re:	Benefit Solutions Outsourcing Corp. Commission File No. 333-167917

Dear Sir/Madam:

We have read the statements set forth by Benefit Solutions Outsourcing Corp. (“the “Company”) in Item 4.01(a) regarding the resignation of Conner & Associates, PC effective on 15 December 2010, as the Company’s independent registered public accounting firm. These statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC

NEWTOWN, PENNSYLVANIA

15 December 2010